Exhibit 99.1

        Cirrus Logic Reports Fiscal Q2 2008 Financial Results

   Cirrus Logic Revenue Grows 14 Percent Over the June Quarter, Led by Revenue From Portable Products and Apex Acquisition

    AUSTIN, Texas--(BUSINESS WIRE)--Oct. 24, 2007--Cirrus Logic Inc. (Nasdaq:CRUS), a leader in high-precision analog and digital signal processing components, today announced financial results for the second quarter fiscal year 2008, which ended Sept. 29, 2007.

    The company reported second quarter fiscal year 2008 revenue of $47.0 million, compared with $41.1 million in the previous quarter, and $48.2 million during the second quarter of fiscal year 2007. Second quarter gross margin was 57.0 percent compared to 58.5 percent for the second quarter of fiscal year 2007. Operating expenses for the quarter were $30.3 million and include a $3.7 million impairment charge to the company's remaining investment in Magnum Semiconductor, a $1.8 million charge associated with the in-process R&D related to the acquisition of Apex Microtechnology, approximately $555,000 in stock-based compensation expense, $175,000 in legal fees related to current activities associated with the concluded stock option review, and approximately $300,000 in the amortization of intangibles related to acquisitions. The net loss for the second quarter on a GAAP basis was approximately $300,000.

    Total cash and marketable securities at the end of the second fiscal quarter was $245 million, compared with $278 million at the end of the prior fiscal quarter. Cirrus generated approximately $9 million, excluding approximately $42 million used for the Apex acquisition.

    "We made great progress in Q2 towards our goal of rebuilding the foundation of Cirrus Logic and positioned ourselves well to achieve our long-term growth and profitability goals," said Jason Rhode, Cirrus Logic president and chief executive officer. "We closed on the acquisition of Apex Microtechnology, which we expect to strengthen our future EPS and diversify our industrial business. We saw revenues from new products more than double versus Q1, driven by products in several of our target markets and multiple new tier one customers. Also on the product front, we released several new products to full production status, and four new first revision products were sent to our foundry partners.

    "We added Tim Turk as the leader of our sales team, and he has already had a significant impact on his organization's effectiveness. We were also extremely pleased to announce yesterday that Scott Anderson has joined us to lead the Mixed Signal Audio Division. Scott will be a great leader for MSA, and his wealth of experience will be a great resource for the whole company.

    "I am excited about the progress we've made in Q2, and I am confident that we are taking the right steps to establish Cirrus as the first-choice supplier of analog and digital signal processing components."

    Outlook for Third Quarter FY 2008 (ending December 29, 2007):

    -- Revenue is expected to range between $47 million and $51 million;

    -- Gross margin is expected to be between 56 percent and 59 percent; and

    -- Combined GAAP operating expenses are expected to range between $26 million and $28 million, including approximately $1.8 million in share-based compensation and amortization of acquisition-related intangibles expenses.

    Conference Call

    Cirrus Logic management will hold a conference call to discuss the company's results for the second quarter of fiscal year 2008, on Oct. 24, 2007, at 5:00 p.m. EDT. Those wishing to join should call 303-262-2193 (passcode: Cirrus Logic) at approximately 4:50 p.m. EDT. A replay of the conference call will also be available beginning one hour after the completion of the call, until Oct. 31, 2007. To access the recording, call 303-590-3000 (passcode: 11098789#). A live and an archived webcast of the conference call will also be available via the company's Web site at www.cirrus.com.

    Cirrus Logic, Inc.

    Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment, and industrial and aerospace applications. The company operates from headquarters in Austin, Texas, with offices in Tucson, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

    Safe Harbor Statement

    Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including our estimates of third quarter fiscal year 2008 revenue, gross margin, combined research and development and selling, general and administrative expense levels, and share-based compensation expense. In some cases, forward-looking statements are identified by words such as we "expect," "anticipate," "target," "project," "believe," "goals," "estimates," and "intend," variations of these types of words and similar expressions are intended to identify these forward-looking statements. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: our ability to successfully integrate our recent acquisitions into our business; overall conditions in the semiconductor market; our ability to introduce new products on a timely basis and to deliver products that perform as anticipated; risks associated with international sales and international operations; the level of orders and shipments during the third quarter of fiscal year 2008, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; overall economic pressures; pricing pressures; hardware or software deficiencies; our dependence on subcontractors for assembly, manufacturing, packaging and testing functions; our ability to make continued sufficient investments in research and development; foreign currency fluctuations; the retention of key employees; expenses associated with the Company's stock option investigation, and related ongoing litigation and administrative proceedings; and the risk factors listed in our Form 10-K for the year ended March 31, 2007, as updated on July 30, 2007 in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

    Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

                    Summary financial data follows:



                          CIRRUS LOGIC, INC.
            CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                             (unaudited)
                (in thousands, except per share data)

                                                 Quarter Ended
                                          ----------------------------
                                          Sept. 29, June 30, Sept. 23,
                                            2007      2007     2006
                                          --------- -------- ---------

Net revenue                                $47,034  $41,124   $48,179
Cost of sales                               20,213   16,759    20,014
                                          --------- -------- ---------
  Gross Margin                              26,821   24,365    28,165
                                          --------- -------- ---------
  Gross Margin Percentage                     57.0%    59.2%     58.5%

Operating expenses:
  Research and development                  12,051   10,913    10,103
  Selling, general and administrative       12,819   12,981    12,389
  Restructuring and other costs                  -        -      (428)
  Impairment of non-marketable securities    3,657        -         -
  Acquired in process R&D                    1,761        -         -
                                          --------- -------- ---------
       Total operating expenses             30,288   23,894    22,064
                                          --------- -------- ---------

Income (loss) from operations               (3,467)     471     6,101

Interest income, net                         3,180    3,507     3,154
Other income (expense), net                    (30)      26       (25)
                                          --------- -------- ---------
Income (loss) before income taxes             (317)   4,004     9,230
Provision (benefit) for income taxes            15       15       (97)
                                          --------- -------- ---------
Net income (loss)                          $  (332) $ 3,989   $ 9,327
                                          ========= ======== =========

Basic income per share:                    $     -  $  0.05   $  0.11
Diluted income per share:                  $     -  $  0.04   $  0.11


  Basic weighted average common shares
   outstanding                              88,998   88,490    87,553
  Diluted weighted average common shares
   outstanding                              88,998   89,669    88,499

 Prepared in accordance with Generally Accepted Accounting Principles




                          CIRRUS LOGIC, INC.
                 CONSOLIDATED CONDENSED BALANCE SHEET
                       unaudited; in thousands

                                      Sept. 29,   June 30,  Sept. 23,
                                         2007       2007       2006
                                      ---------- ---------- ----------
ASSETS
Current assets
 Cash and cash equivalents            $  53,211  $  97,566  $  96,140
 Restricted investments                   5,755      5,755      5,755
 Marketable securities                  174,490    174,242    158,817
 Accounts receivable, net                23,814     19,428     21,924
 Inventories                             19,450     17,512     21,427
 Other current assets                    14,490     14,138      5,949
                                      ---------- ---------- ----------
     Total Current Assets               291,210    328,641    310,012

Long-term marketable securities          11,490          -        992
Property and equipment, net              20,720     10,508     12,845
Intangibles, net                         31,718     11,246      2,894
Goodwill                                 12,655      6,461          -
Investment in Magnum Semiconductor            -      3,657      7,947
Other assets                              2,190      1,900      3,347
                                      ---------- ---------- ----------
  Total Assets                        $ 369,983  $ 362,413  $ 338,037
                                      ========== ========== ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable                     $  14,551  $  11,643  $  10,824
 Accrued salaries and benefits            7,873      6,565      7,038
 Other accrued liabilities               10,537      9,890      9,565
 Deferred income on shipments to
  distributors                            6,946      5,362      6,427
 Income taxes payable                         8          6      2,079
                                      ---------- ---------- ----------
    Total Current Liabilities            39,915     33,466     35,933

Long-term restructuring accrual           2,674      2,995      3,621
Other long-term obligations              10,126      9,664      9,155

Stockholders' equity:
 Capital stock                          933,824    932,689    922,086
 Accumulated deficit                   (615,948)  (615,616)  (631,923)
 Accumulated other comprehensive loss      (608)      (785)      (835)
                                      ---------- ---------- ----------
     Total Stockholders' Equity         317,268    316,288    289,328
                                      ---------- ---------- ----------
         Total Liabilities and
          Stockholders' Equity        $ 369,983  $ 362,413  $ 338,037
                                      ========== ========== ==========

 Prepared in accordance with Generally Accepted Accounting Principles

    CONTACT: Cirrus Logic, Inc., Austin
             Investor Contact:
             Thurman K. Case, 512-851-4125
             Chief Financial Officer
             InvestorRelations@cirrus.com